EXHIBIT 99.1
PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Carol Ruth/Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7004/7030
858-909-1800	cruth@theruthgroup.com
investorrelations@nuvasive.com	nlaudico@theruthgroup.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Sponsors Panel Discussion Prior to Start of NASS

San Diego, CA —September 28, 2006— NuVasive, Inc. (NASDAQ: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today that a panel discussion was held on September 27, 2006, prior to the start of the North America Spine Society’s (NASS) 21st Annual Meeting, for the purpose of discussing the Company’s products and development pipeline.
Four spine surgeons familiar with the Company’s products participated in the panel. The surgeon participants expressed their positive experiences with the Company’s previously-announced 2006 product launches, focusing specifically on the Company’s redesigned instruments and expansion in the use by clinicians of the Company’s XLIF® procedure for adult scoliosis indications. The participants also generally expressed views that approximately 25%-35% of lumbar fusion procedures could be accomplished through use of the Company’s XLIF procedure. In addition, Dr. Randall Dryer, who performed the first implantation of the Company’s NeoDisc™ investigational device, discussed the promise of NeoDisc and the potential for significant use of the device as an early treatment option.
Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “This panel discussion was a great way for NuVasive to kick off our participation in the NASS Annual Meeting. We recently announced our slate of current and planned product launches as well as the first NeoDisc implantation, and this panel discussion allowed surgeons to share their thoughts on the potential use and value of these products. Although it is in the very early stages of a clinical trial, we are particularly excited about the prospects of NeoDisc as an early treatment option that can be implanted in a minimally disruptive manner.”

NuVasive will have its products on display during its participation in the NASS Annual Meeting at the Washington State Convention Center in Seattle, WA from September 26, 2006 to September 30, 2006. NuVasive’s booth number at NASS is #1830.
About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $2.9 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS™, as well as classic fusion implants.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings—NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent®—that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s classic fusion portfolio is comprised predominantly of proprietary saline packaged bone allografts and internal fixation products. NuVasive also has a robust R&D pipeline emphasizing both MAS and motion preservation products.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain patient outcomes from the NeoDisc clinical trial currently underway, including the risk that such results may not demonstrate Neodisc as safe and effective; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies (including NeoDisc); the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that the added expense of buying out the remaining milestone payments and royalties related to NeoDisc (and related technology) may not prove to be a financially rewarding investment due to a lack of commercial success for the technology; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive does not intend to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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